Exhibit 10.30

SECOND AMENDMENT TO THE
SENIOR LEADERS SEVERANCE PAY PLAN
OF VERALTO CORPORATION AND ITS AFFILIATED COMPANIES
WHEREAS, Veralto Corporation (the “Company”) has previously established and adopted the Senior Leaders Severance Pay Plan of Veralto Corporation and Its Affiliated Companies in effect on October 1, 2023, as amended from time to time (the “Plan”) for the benefit of eligible domestic (United States) employees of the Company and the Company’s domestic (United States) affiliates;
WHEREAS, the Company has determined that it is desirable that the Plan be amended, in accordance with the provisions of Section V of the Plan, to clarify the eligibility provisions of the plan and to establish the severance benefits applicable to eligible employees serving in Career Levels M4/P6 and above, excluding the Veralto Executive Team (the “VET”); and
WHEREAS, the Compensation Committee of the Board of Directors of the Company has been advised regarding the proposed amendments to the Plan; and
WHEREAS, the amended terms of the Plan are intended to apply, effective January 1, 2025, to Eligible Employees who have received notice of termination and/or are terminated from employment on or after January 1, 2025.
NOW THEREFORE, the Plan is hereby amended as follows, effective January 1, 2025:
1.Section II.A (Eligible Employees) is hereby replaced in its entirety as follows:
Regular full-time salaried employees of domestic (United States) Employer locations who are notified of their termination of employment and terminated from their employment (unless otherwise provided in Section II.A.(iii)) and who meet one of the following requirements (an “eligible employee”) shall be eligible for severance benefits under this Plan under certain conditions:
1.The employee serves in Career Level M4/P6 or above, excluding Veralto Corporation Executive Officers and the chief executive officer of the Company (the “Chief Executive Officer”);

2.The employee serves as a Veralto Corporation Executive Officer, excluding the Chief Executive Officer; or

3.The employee serves as the Chief Executive Officer.
Eligible employees (excluding the Chief Executive Officer and any Veralto Corporation Executive Officer) will be eligible for benefits under the Plan if their employment is permanently terminated due to:
(i)a reduction in the Employer’s workforce or a plant closing;

(ii)elimination of their jobs or positions;

(iii)termination by the Employer prior to or upon and in connection with a sale or divestiture of the Employer, or any division, business unit, plant or office location of the Employer, where the employees affected are not offered continuing or new employment by the purchaser or the Employer, provided that the eligible employees do not leave prior to the termination date selected by such purchaser or the Employer; or

(iv)Termination by the Employer other than for “cause” (as defined in Section II.B below), including without limitation the determination in the Employer’s sole judgment that they are unsuited for their position, and/or their performance, though well-intentioned, does not meet the Employer’s standards.

The Chief Executive Officer will be eligible for benefits under the Plan if his or her employment is permanently terminated due to: (i) termination by the Employer without cause or a resignation for “good reason” (as defined herein), in each case within the change in control protection period (as defined herein); or (ii) other than during the change in control protection period, termination by the Employer without cause or a resignation by the Chief Executive Officer for good reason.

Any Veralto Corporation Executive Officers will be eligible for benefits under the Plan if their employment is permanently terminated due to: (i) termination by the Employer without cause or a resignation for good reason, in each case within the change in control protection period; or (ii) other than during the change in control protection period, termination by the Employer without cause.

For purposes of the Plan, a “full-time” employee is one regularly scheduled to work 30 or more hours per week.

The Plan does not apply to part-time employees (employees regularly scheduled to work less than 30 hours per week), temporary employees, independent contractors, consultants, individuals performing services for the Employer who have entered into an independent contractor or consulting agreement with the Employer, or leased workers or personnel of the Employer. In particular, individuals not treated as employees by the Employer on its payroll records are excluded from participation even if a court or administrative agency determines that such individuals are employees and not independent contractors.

The decision as to whether or not an employee is eligible for severance is solely within the Plan Administrator’s discretion.

2.Section III.B (Amount of Severance Pay) is hereby amended by replacing the second paragraph thereof as follows:

“Eligible Employees who sign (and do not later revoke as applicable) a Separation Agreement and General Release within the allotted timeframe shall be entitled to receive severance pay under the Plan equal to a minimum amount of six months of annual base salary, plus one month of annual base salary for each year of service. The maximum amount of severance pay an eligible employee can receive under this Plan is 12 months of annual base salary. Years of service are calculated in full years as of the date of termination based on the eligible employee’s most recent date of hire (or rehire) and the eligible employee’s most recent anniversary date, as determined by the Employer’s personnel records, unless otherwise provided in Section IV.C.”

3.The terms of the Plan as amended hereby are effective as of January 1, 2025 for Eligible Employees who incur a notice of termination and/or termination on or after January 1, 2025. For the avoidance of doubt, the amended terms shall not be applied to any Eligible Employee who was notified and terminated prior to January 1, 2025 in accordance with the plan terms then in effect, and the terms of the Plan then in effect shall continue to apply to any such Eligible Employee.

4.Except as expressly modified hereby (effective January 1, 2025) the terms and provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned Senior Vice President, Chief Human Resources Officer of the Company has approved this amendment to the Plan, as of this December 19, 2024.
VERALTO CORPORATION

By:     /s/ Lesley Beneteau
Name:     Lesley Beneteau
Title:     SVP, Chief Human Resources Officer